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                             KIRKPATRICK & LOCKHART LLP
                                 1800 M Street, N.W.
                               Washington, D.C.  20036
                                    (202) 778-9000


                                   December 5, 1995



     Neuberger & Berman Equity Trust
     605 Third Avenue, Second Floor
     New York, New York  10158-0006

     Ladies and Gentlemen:

              The Trust is a business trust organized under the laws of the State of Delaware and governed by a Trust Instrument dated December 23, 1992. We understand that the Trust is about to file post-effective amendment no. 7 to its registration statement on Form N-1A pursuant to Rule 24e-2 under the Investment Company Act of 1940, as amended ("1940 Act"), for the purpose of adjusting the amount of shares of beneficial interest, par value $0.001 per share ("Shares"), proposed to be offered thereby, of the following series of the Trust: Neuberger & Berman Guardian Trust, Neuberger & Berman Manhattan Trust, Neuberger & Berman
     Partners Trust, Neuberger & Berman Focus Trust, and Neuberger & Berman NYCDC Socially Responsive Trust. This post-effective amendment no. 7 supersedes post-effective amendment no. 6, as a result of the retroactive increase in the fees for registering the shares registered by post-effective amendment no. 6.

              As legal counsel to the Trust, we have participated in various matters of Trust operations and other matters relating to the Trust. We have examined copies of the Trust Instrument and the Trust's By-Laws, as now in effect, and the minutes of meetings of the trustees of the Trust, and we are generally familiar with its affairs. For certain matters of fact, we have relied upon representations of officers of the Trust. Based on the foregoing, it is our opinion that the Shares to be registered pursuant to Rule 24e-2, if sold in accordance with the provisions of the Trust's Trust Instrument, By-laws and registration statement, will be legally issued, fully paid and non-assessable.

              The Trust is a business trust established pursuant to the Delaware Business Trust Act ("Delaware Act"). The Delaware Act provides that a shareholder of the Trust is entitled to the same limitation of personal liability extended to shareholders of for-profit corporations. To the extent that the Trust or any of its shareholders becomes subject to the jurisdiction of courts in states which do not have statutory or other authority limiting the liability of business trust shareholders, such courts might not apply the Delaware Act and could subject Trust shareholders to liability.
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     Neuberger & Berman Equity Trust
     December 5, 1995
     Page 2



              To guard against this risk, the Trust Instrument: (i) requires that every written obligation of the Trust contain a statement that such obligation may be enforced only against the assets of the Trust; however, the omission of such a disclaimer will not operate to create personal liability for any shareholder; and (ii) provides for indemnification out of Trust property of any shareholder held personally liable, solely by reason of being a shareholder, for the obligations of the Trust. Thus, the risk of a Trust shareholder incurring financial loss beyond his or her investment solely as a result of being a shareholder is limited to circumstances in which: (i) a court refuses to apply Delaware law; (ii) no contractual limitation of liability was in effect; and (iii) the Trust itself would be unable to meet its obligations.

              We express no opinion as to compliance with the Securities Act of 1933, as amended, the 1940 Act, or applicable state securities laws in connection with the sales of Shares.

              We hereby consent to this opinion accompanying post-effective amendment no. 7 to the Trust's registration statement which you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information of each of the above-named series.


                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP

                                                /s/ Arthur C. Delibert
                                       By: ---------------------------
                                                Arthur C. Delibert
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